Exhibit 10.2

Valuation report Fair value estimate of Class B share of TIAN RUIXIANG Holdings Ltd. Client: TIAN RUIXIANG Holdings Ltd. Contact number: KKG24/11/18RZP Report date: 7 January 2025

2 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET 7 January 2025 The Directors TIAN RUIXIANG HOLDINGS LTD. Dear Sirs, In accordance with your instructions, we have undertaken an investigation and analysis to express an independent opinion of the fair value of the Class B ordinary shares with par value USD0.025 per share (“Class B share”) in TIAN RUIXIANG Holdings Ltd. (the “Company“) as at 31 October 2024 (the “Valuation Date”). The report which follows is dated 7 January 2025 (the “Report Date”). The purpose of this valuation is to express an independent opinion of the fair value of the Class B share in TIAN RUIXIANG Holdings Ltd. Our valuation was carried out on a fair value basis. Fair value is defined as “the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date”.

3 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET We have conducted our valuation in accordance with International Valuation Standards issued by the International Valuation Standards Council. We planned and performed our valuation so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to express our opinion on the subject asset. We believe that the valuation procedures we employed provide a reasonable basis for our opinion. Our valuation of the Class B share in TIAN RUIXIANG Holdings Ltd. was developed through the application of an income approach known as discount cash flow methodology. Under this method, the equity result depends on the present worth of future economic benefits to be derived from the projected sales income. Indication of the result is developed by discounting projected future net cash flows available for payment of shareholders’ interest to their present worth. As part of our analysis, we have reviewed information prepared by the Company and relevant operational information regarding the subject business from public sources. We have relied to a considerable extent on such information in arriving at our opinion of value. The conclusion of value is based on accepted valuation procedures and practices that rely substantially on our use of numerous assumptions and our consideration of various factors that are relevant to the operation of the Company. We have also considered various risks and uncertainties that have potential impact on the businesses. Further, while the assumptions and consideration ofsuch matters are considered by us to be reasonable, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and King Kee Appraisal and Advisory Limited (“ KKG”). We do not intend to express any opinion on matters which require legal or other specialized expertise or knowledge, beyond what is customarily employed by valuers. Our conclusions assume continuation of prudent management of the Company over whatever period of time that is reasonable and necessary to maintain the character and integrity of the assets valued.

4 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET Based on the investigation and analyses outlined in the report which follows, we are of the opinion that the fair value of Class B share in TIAN RUIXIANG Holdings Ltd. as at the Valuation Date is reasonably stated as below: The following pages outline the factors considered, methodology and assumptions employed in formulating our opinions and conclusions. Any opinions are subject to the assumptions and limiting conditions contained therein. Yours faithfully, For and on behalf of King Kee Appraisal and Advisory Limited Richard Zhang Managing Director ASA, MRICS, CPV

5 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET REMARK: This report and the conclusion of values arrived at herein are for the exclusive use of our client for the sole and specific purposes as noted herein. Furthermore, the report and conclusion of values are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusion of values represents the consideration based on information furnished by the Company/engagement parties and other sources. TABLEOF CONTENTS • Executive summary 6 • Valuation methodologies and conclusion 7 • Detailed analysis – DCF approach 8 • Exhibit A – Limiting Conditions 10 • Exhibit B – Valuers’ Professional Declaration 12 • Exhibit C – Valuation methodology and approach 13 • Exhibit D – Discount rate 16 • Exhibit E – Control premium 18 • Exhibit F – DCF analysis 19 • Exhibit G – Source of information 23

6 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET Executive summary Company background TIAN RUIXIANG Holdings Ltd., together its subsidiaries, operates as an insurance broker in China and the United States. It distributes a range of insurance products, including property and casualty insurance, such as automobile, commercial property, liability, and accidental insurance; and life insurance comprising individual and group life insurances, as well as health and miscellaneous insurance. It serves individual or institutional customers. The company was founded in 2019 and is headquartered in Beijing, China. Purpose of Valuation The purpose of this valuation is to express an independent opinion of the fair value of Class B share in TIAN RUIXIANG Holdings Ltd. as at 31 October 2024. Basis of Value Our valuation was carried out on a fair value basis. Fair value is defined as “the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date”. Basis of Opinion We have conducted our valuation in accordance with International Valuation Standards issued by the International Valuation Standards Council. We planned and performed our valuation so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to express our opinion on the subject asset. The valuation procedures employed include the review of physical and economic condition of the subject asset, an assessment of key assumptions, estimates, and representations made by the proprietor or the operator of the subject asset. All matters we consider essential to the proper understanding of the valuation will be disclosed in the valuation report. The following factors form an integral part of our basis of opinion: • Assumptions on the market and the asset that are considered to be fair and reasonable; • Financial performance thatshows a consistent trend of the operation; • Consideration and analysis on the micro and macro economy affecting the subject asset; • Analysis on tactical planning, managementstandard and synergy of the subject asset; • Analytical review of the subject asset; and • Assessment of the leverage and liquidity of the subject asset.

KING KEE

Valuation methodologies and conclusion

Valuation methodologies

The basic methodologies for corporate valuation include the market approach, income approach (DCF method) and ANAV approach/asset-based method. The details of Valuation methodologies are set out in Exhibit C.

The DCF approach is considered appropriate due to the close relationship between the value of the Target and its ability to generate future cash flow. Market approach and ANAV approach/Asset-based method are not able to reflect the true value of the Target. Thus, we did not adopt these methods in our analysis.

Please refer to the section of Exhibit F – DCF analysis for the details.

Valuation procedures

Our procedures included clarifying basic matters of valuation project, making a valuation plan, information collection, management interview, calculation and analysis, and reporting.

Valuation conclusion

We estimated the Class B share in TIAN RUIXIANG Holdings Ltd. as at the Valuation Date on a control and marketable basis, primarily based on the DCF approach, the valuation result was shown as follow:

Value summary	
In USD	**2024/10/31**
Class B unit share price	2.31

Report date

Report date is 7 January 2025.

7 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET

8 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET Detailed analysis – DCF approach Discounted cash flow analysis as at 31 October 2024 In USD 000’s 2022a 2023a 2024a 2025e 2026e 2027e 2028e 2029e Terminal Year Revenue 1,325 1,244 3,051 2,998 4,363 6,394 9,420 13,902 14,180 growth rate (6.1)% 145.2% (1.7)% 45.5% 46.5% 47.3% 47.6% 2.0% COGS - - - - - - - - - Gross profit 1,325 1,244 3,051 2,998 4,363 6,394 9,420 13,902 14,180 as a % of revenue 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% Operating expenses (6,421) (4,749) (5,713) (5,519) (5,935) (6,390) (6,887) (7,431) (7,580) Operating income (EBIT) (5,096) (3,505) (2,662) (2,521) (1,572) 4 2,532 6,471 6,600 as a % of revenue (384.7)% (281.7)% (87.2)% (84.1)% (36.0)% 0.1% 26.9% 46.5% 46.5% - - - - - - - - Income tax - - - - - - - - (1,650) After-tax operating income (5,096) (3,505) (2,662) (2,521) (1,572) 4 2,532 6,471 4,950 as a % of revenue (384.7)% (281.7)% (87.2)% (84.1)% (36.0)% 0.1% 26.9% 46.5% 34.9% - - - - - - - - Change in working capital (5,509) (1,393) (2,060) (3,057) (4,517) Capital expenditures (30) (44) (64) (94) (139) Depreciation & amortization 3 4 6 9 14 After-tax cash flow (8,057) (3,004) (2,114) (610) 1,829 4,950 Terminal value 25,386 Partial period 1.00 1.00 1.00 1.00 1.00 1.00 Discount period 0.50 1.50 2.50 3.50 4.50 4.50 PV factor 21.5% 0.91 0.75 0.61 0.51 0.42 0.42 PV of after-tax cash flows (7,309) (2,243) (1,299) (308) 762 10,568 Indication of value PV of after-tax cash flows (10,398) PV of terminal 10,568 Total enterprise value 170 Non-operating assets/liabilities 4,241 Debt n/a Excess cash - Indicated equity value on a control and marketable basis 4,411 Share number (in 000's) 2,384 Class A unit share price (in USD) 1.85 Control premium 25.0% Class B unit share price with control premium (in USD) 2.31

9 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET Detailed analysis – DCF approach Financial projection We relied on the financial projection from 1 October 2024 to 30 March 2029 with the terminal year provided and approved by the Management. • Revenue: growth margin range from (1.7)% to 47.6% over the forecasting period • EBIT: EBIT range from (84.1)% to 46.5% over the forecasting period • Income tax: 25.0% effective tax rate of the Company • Working capital: range from 161.9% to 382.8% over the forecasting period • Capital expenditure: keep around 1% as of revenue over the forecasting period • Depreciation and amortization: keep around 0.1% as of revenue over the forecasting period Valuation parameters The key parameters utilised under this method included the following: • A discount rate of 21.5%. We utilized WACC of 21.5% as our discount rate in DCF approach • A constant growth rate of 2.0% in terminal year. In determining the terminal value, we have adopted the constant growth model which is based on expected long term growth of the business into perpetuity

10 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET Exhibit A – Limiting Conditions 1. In the preparation of our reports, we relied on the accuracy, completeness and reasonableness of the financial information, forecast, assumptions and other data provided to us by the Company/engagement parties and/or its representatives. We did not carry out any work in the nature of an audit and neither are we required to express an audit or viability opinion. We take no responsibility for the accuracy of such information. The responsibility for determining expected values rests solely with the Company/engagement parties and our reports were only used as part of the Company’s/engagement parties’ analysis in reaching their conclusion of value. 2. We have explained as part of our service engagement procedure that it is the director’s responsibility to ensure proper books of accounts are maintained, and the financial information and forecast give a true and fair view and have been prepared in accordance with the relevant standards and companies ordinance. 3. Public information and industry and statistical information have been obtained from sources we deem to be reputable; however we make no representation as to the accuracy or completeness of such information, and have accepted the information without any verification. 4. The management and the Board of the Company has reviewed and agreed on the report and confirmed that the basis, assumptions, calculations and results are appropriate and reasonable. 5. KKG shall not be required to give testimony or attendance in court or to any government agency by reason of this exercise, with reference to the project described herein. Should there be any kind of subsequent services required, the corresponding expenses and time costs will be reimbursed from you. Such kind of additional work may incur without prior notification to you. 6. No opinion is intended to be expressed for matters which require legal or other specialized expertise or knowledge, beyond what is customarily employed by valuers. 7. The use of and/or the validity of the report is subject to the terms of engagement letter/proposal and the full settlement of the fees and all the expenses. 8. Our conclusions assume continuation of prudent management policies over whatever period of time that is considered to be necessary in order to maintain the character and integrity of the assets valued. 9. We assume that there are no hidden or unexpected conditions associated with the subject matter under review that might adversely affect the reported review result. Further, we assume no responsibility for changes in market conditions, government policy or other conditions after the Valuation/Reference Date. We cannot provide assurance on the achievability of the results forecasted by the Company/engagement parties because events and circumstances frequently do not occur as expected; difference between actual and expected results may be material; and achievement of the forecasted results is dependent on actions, plans and assumptions of management. 10. This report is confidential to the client and the calculation of values expressed herein is valid only for the purpose stated in the engagement letter/or proposal as of the Valuation / Reference Date. In accordance with our standard practice, we muststate that this report and exercise is for the use only by the party to whom it is addressed and no responsibility is accepted with respect to any third party for the whole or any part of its contents.

11 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET 11. Where a distinct and definite representation has been made to us by party/parties interested in the assets valued, we are entitled to rely on that representation without further investigation into the veracity of the representation if such investigation is beyond the scope of normal scenario analysis work. 12. You agree to indemnify and hold us and our personnel harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorney’s fees, to which we may become subjects in connection with this engagement. Our maximum liability relating to services rendered under this engagement (regardless of form of action, whether in contract, negligence or otherwise) shall be limited to the charges paid to us for the portion of its services or work products giving rise to liability. In no event shall we be liable for consequential, special, incidental or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.), even if it has been advised of their possible existence. 13. We are not environmental consultants or auditors, and we take no responsibility for any actual or potential environmental liabilities exist, and the effect on the value of the asset is encouraged to obtain a professional environmental assessment. We do not conduct or provide environmental assessments and have not performed one for the subject property. 14. This exercise is premised in part on the historical financial information and future forecast provided by the management of the Company/engagement parties. We have assumed the accuracy and reasonableness of the information provided and relied to a considerable extent on such information in arriving at our calculation of value. Since projections relate to the future, there will usually be differences between projections and actual results and in some cases, and those variances may be material. Accordingly, to the extent any of the above mentioned information requires adjustments, the resulting value may differ significantly. 15. Actual transactions involving the subject assets / business might be concluded at a higher or lower value, depending upon the circumstances of the transaction and the business, and the knowledge and motivation of the buyers and sellers at that time. 16. This report and the conclusion of values arrived at herein are for the exclusive use of our client for the sole and specific purposes as noted herein. Furthermore, the report and conclusion of values are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusion of values represents the consideration based on information furnished by the Company/engagement parties and other sources.

12 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET Exhibit B – Valuers’ Professional Declaration The valuers certify, to the best of their knowledge and belief, that: Information has been obtained from sources that are believed to be reliable. All facts which have a bearing on the value concluded have been considered by the valuers and no important facts have been intentionally disregarded. The reported analyses, opinions, and conclusions are subject to the assumptions as stated in the report and based on the valuers’ personal, unbiased professional analyses, opinions, and conclusions. The valuation exercise is also bounded by the limiting conditions. The reported analyses, opinions, and conclusions are independent and objective. The valuers have no present or prospective interest in the asset that is the subject of this report, and have no personal interest or bias with respect to the parties involved. The valuers’ compensation is not contingent upon the amount of the value estimate, the attainment of a stipulated result, the occurrence of a subsequent event, or the reporting of a predetermined value or direction in value that favors the cause of the client. The analyses, opinions, and conclusions were developed, and this report has been prepared, in accordance with the International Valuation Standards published by the International Valuation Standards Council.

13 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET Exhibit C – Valuation methodology and approach DCF • Value is future oriented and accordingly the theoretically correct manner to assess value is to consider the future earnings potential • Under a DCF approach, forecast FCFs are discounted back to the present date, generating a net present value for the cash flow stream of the business. A terminal value at the end of the explicit forecast period is then determined and that value is also discounted back to the valuation date to give an overall value for the business • FCFs under a DCF approach are defined as earning before interest and amortization MINUS required change in working capital MINUS the difference between required capital expenditure and depreciation and amortization • In a DCF analysis, the forecast period should be of such a length to enable the business to achieve a stabilized level of earnings, or to be reflective of an entire operation cycle for more cyclical industries. Typically a forecast period of at least five years is required, although this can vary by industry and sector • The rate at which the future cash flows are discounted (“the discount rate”) should reflect not only the time value of money, but also the risk associated with the business’ future operations. The discount rate most generally employed is the WACC, reflecting an optimal as opposed to actual financing structure, which is applied to unleveraged cash flows and results in an Enterprise Value for the business (sometimes referred to as a Firm Value). The Enterprise Value is the value of the entire business including all forms of funding - that is, Equity plus Debt. Deducting debt, net of cash, at the valuation date results in an Equity Value for the business • In calculating the terminal value, regard must be had to the business’ potential for further growth beyond the explicit forecast period. There are two commonly applied approaches to determine the terminal value: • Constant growth model: this approach is based on expected long term growth of the business into perpetuity, using the cost of capital applied in the DCF approach • Exit multiple approach: this approach relies on selecting an appropriate multiple of earnings or sales in the terminal year which would represent an appropriate valuation for the business at the end of the forecast period, reflecting its stage of development and maturity at that date. Clearly there is an element of subjectivity in this approach

14 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET Exhibit C – Valuation methodology and approach Market multiples • Using the market multiples (CoCos/CoTrans) approach to a valuation, benchmark multiples are derived from: • pricing of comparable companies which are publicly listed and traded • pricing of recent comparable transactionsin the sector • Standardized multiple valuation parameters using a common variable such as earnings, book value, cash flow, or revenues are considered • The use of multiple based-valuation may be limited by the following factors: • the effect of different accounting policies and tax rates on multiples such that they may not be directly comparable • difficultiesin identifying appropriate comparable companies • the effects of non-recurring items, capital issues and acquisitions and divestments on comparable company multiples • With regard to the multiples applied in any valuation, they are generally based on data from listed companies and transactions in a comparable sector, but with consideration given to the specific characteristics of the business being valued. The multiples derived for comparable quoted companies are generally based on share prices reflective of the trades of small parcels of shares. As such, they generally reflect a control discount. Accordingly, when valuing a business en bloc (100%) we would also reference the multiples achieved in recent mergers and acquisitions, where control premium and breadth of purchaser interest are reflected • This approach is typically used to provide a market cross-check to the conclusions reached under a theoretical DCF approach

15 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET Exhibit C – Valuation methodology and approach ANAV • Under ANAV, total value is based on the sum of net asset value plus, if appropriate, a premium to reflect the value of intangible assets not recorded on the balance sheet • ANAV methodology is more applicable for businesses such as investment holding or real estate holding companies where the value lies in the underlying assets and not the ongoing operations of the business • Net asset value is determined by marking every asset and liability on (and off) the Target’s balance sheet to current market values • A premium is added, if appropriate, to the marked-to-market net asset value, reflecting the profitability, market position and the overall attractiveness of the business. The net asset value, including any premium, can be matched to the “book” net asset value, to give a price to book multiple, which can then be compared to that of similar transactions or quoted companies • Typical methodologies adopted to mark each asset and liability to market were discussed below: • In estimating working capital except for inventory, book value is usually used to approximate the fair value as they will be settled in the short-term with book value • In valuing inventory, replacement cost and some time, a reasonable markup are considered • With regard to fixed assets, valuation of personal assets commonly involves market comparison and cost approach. When marking the real properties to market, including buildings, structures and facilities, market approach, income approach and cost approach will be selected according to the use and status of the assets • Land use rights, as a special intangible assets, are usually assessed by market approach, and residual method under an income approach • Other short-term and long-term assets and liabilitiesshall be valued by appropriate approaches based on their nature and economic benefit/implication

KING KEE

Exhibit D – Discount rate

General

- Under the DCF approach, the Target's free cash flows are discounted at an appropriate discount rate to arrive at an enterprise value, which is the value of the Target to holders of both debt and equity

- It is generally accepted that an appropriate discount rate to be used for a business is its WACC, which is the weighted average costs of capital, including both debt and equity:

$$WACC = K_e \times (E/(D+E)) + K_d \times (1-T) \times (D/(D+E))$$

- Where:
  - K_e = cost of equity
  - E = market value of equity
  - K_d = cost of debt
  - D = market value of debt
  - T = corporate taxation rate

- For purposes of our analysis, the forecast cash flows have been completed on a nominal basis. Therefore, we have used a discount rate based on nominal rates of returns. Each element of the formula is considered below

Cost of equity

- The cost of equity is derived using the CAPM, which states that the cost of equity is based on the return generated from risk free rate plus ERP

$$Ke = Rf + ß * ERP + \alpha$$

Where:
Rf = current return from risk-free investments
ERP = equity risk premium, being the average risk premium above the risk free rate that a "market" portfolio of assets is earning
ß = the beta factor, being the measure of the systematic risk of a particular asset relative to the risk of a portfolio of all risky assets
α = additional risk factor (alpha)

Cost of debt

- Based on 15-20 year long term debt ratio in China as at Valuation Date

Corporate taxation rate

- Effective corporate tax rate in China as at Valuation Date

Capital structure

- The capital structure based on levels typical in the subject company's industry

16 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET

KING KEE

Exhibit D – Discount rate

Summary of betas					
Comparable company	Capital IQ Ticker	Country	Levered beta [1]	D/E ratio	Unlevered beta
Tian Ruixiang Holdings Ltd	NASDAQ:TIRX	China	0.49	-	0.49
Median			**0.49**	**-**	**0.49**

Note:
1. Observed betas represent 5-year weekly raw beta regressed against the local index. If a 5-year beta is not available, the 2-year beta is adopted.

Weighted average cost of capital ("WACC")	
Cost of equity	
Risk-free rate[1]	2.8%
Unlevered beta	0.49
Levered beta[2]	0.49
Equity risk premium[3]	6.5%
Cost of equity	**6.0%**
Size premium[4]	3.0%
Specific risk premium[5]	12.5%
Cost of equity	**21.5%**
Rounded	**21.5%**
Cost of debt	
Cost of debt[6]	3.60%
Tax[7]	25.0%
After tax cost of debt	**2.7%**
Proportion of debt[8]	-
Proportion of equity	100.0%
WACC	**21.5%**
Rounded	**21.5%**

Note:
1. Yield on a CNY denominated government bond maturing in about 20 years extracted from CapitalIQ as at Valuation Date.
2. Selected beta takes into account differences in leverage between selected capital structure and the publicly traded guideline companies.
3. Based on 5.5% equity risk premium for the US market published by various research reports and adjusted 0.99% country risk premium published by Aswath Damodaran.
4. Extracted from the size premium of Micro-Capitalization (9-10th decile) in Kroll (formerly Duff & Phelps) Cost of Capital Navigator.
5. The specific risk premium relates primarily to forecast risk, which includes risk related to revenue growth and profit expansion.
6. Based on lending rates as at Valuation Date.
7. Effective corporate tax rate as at Valuation Date.
8. The capital structure based on levels typical in the subject company's industry

17 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET

18 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET Exhibit E – Control premium • A minority shareholder, whether in a publicly held or a privately held company, is often a passive investor with little or no input into how the company is run. Thus, the minority shares of a private company normally trade at a discount to the underlying NAV, reflecting the lack of control associated with a non-control interest. On the opposite, the controlling interests normally trade at premium to the NAV • A study in US transactions indicated that the average takeover premium ranged from about 35% to 42% while another study of transactions in Australia indicated that the average takeover premium ranged from 16% to 29%. It is worth noting that takeover premiums not only reflect premiumsfor control, but other factors such as the extent of perceived merger benefits • We have also read a number of other studies and texts, including studies based on Closed-End Investment Companies (“CEIC”) that hold publicly traded securities. The shares of these CEICs normally trade at a discount to the underlying net asset value of the portfolio, reflecting the lack of control associated with a non-control interest and the costs of managing the portfolio. The results of these studies have indicated discounts for lack of control in the range of 10% to 25%, which would imply control premium in the range of 11% to 33% • The results of the above studies have indicated a control premium in the range of 11% to 42%. We selected 25% as the appropriate control premium for the Company

19 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET Exhibit F – DCF analysis Discounted cash flow analysis as at 31 October 2024 In USD 000’s 2022a 2023a 2024a 2025e 2026e 2027e 2028e 2029e Terminal Year [1] Revenue 1,325 1,244 3,051 2,998 4,363 6,394 9,420 13,902 14,180 growth rate (6.1)% 145.2% (1.7)% 45.5% 46.5% 47.3% 47.6% 2.0% [2] COGS - - - - - - - - - [3] Gross profit 1,325 1,244 3,051 2,998 4,363 6,394 9,420 13,902 14,180 as a % of revenue 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% [4] Operating expenses (6,421) (4,749) (5,713) (5,519) (5,935) (6,390) (6,887) (7,431) (7,580) [5] Operating income (EBIT) (5,096) (3,505) (2,662) (2,521) (1,572) 4 2,532 6,471 6,600 as a % of revenue (384.7)% (281.7)% (87.2)% (84.1)% (36.0)% 0.1% 26.9% 46.5% 46.5% - - - - - - - - [6] Income tax - - - - - - - - (1,650) After-tax operating income (5,096) (3,505) (2,662) (2,521) (1,572) 4 2,532 6,471 4,950 as a % of revenue (384.7)% (281.7)% (87.2)% (84.1)% (36.0)% 0.1% 26.9% 46.5% 34.9% - - - - - - - - [7] Change in working capital (5,509) (1,393) (2,060) (3,057) (4,517) [8] Capital expenditures (30) (44) (64) (94) (139) [9] Depreciation & amortization 3 4 6 9 14 After-tax cash flow (8,057) (3,004) (2,114) (610) 1,829 4,950 [10] Terminal value 25,386 Partial period 1.00 1.00 1.00 1.00 1.00 1.00 Discount period 0.50 1.50 2.50 3.50 4.50 4.50 PV factor 21.5% 0.91 0.75 0.61 0.51 0.42 0.42 PV of after-tax cash flows (7,309) (2,243) (1,299) (308) 762 10,568 Indication of value PV of after-tax cash flows (10,398) PV of terminal 10,568 Total enterprise value 170 [11] Non-operating assets/liabilities 4,241 [12] Debt n/a [13] Excess cash - Indicated equity value on a control and marketable basis 4,411 Share number (in 000's) 2,384 Class A unit share price (in USD) 1.85 Control premium 25.0% Class B unit share price with control premium (in USD) 2.31

20 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET [1] Revenue Revenue breakdown In USD 000’s 2022a 2023a 2024a 2025e 2026e 2027e 2028e 2029e Terminal Year Automobile Insurance-Supplemental 98 6 6 8 13 19 28 43 Automobile Insurance-mandatory 36 0 0 0 0 0 0 0 Commercial Property Insurance 382 451 257 385 578 867 1,301 1,951 Liability Insurance 364 432 326 489 733 1,099 1,649 2,473 Life Insurance 20 0 0 363 411 465 527 563 Accidental Injury Insurance 255 5 2,068 1,160 1,741 2,611 3,916 5,874 Health Insurance 26 322 269 403 605 908 1,362 2,042 Other 143 29 126 189 283 424 636 955 34858624e Total 1,325 1,244 3,051 2,998 4,363 6,394 9,420 13,902 14,180 Growth % n/a n/a n/a n/a n/a n/a n/a n/a 2.0% - - - - - - - - [2] COGS COGS breakdown In USD 000’s 2022a 2023a 2024a 2025e 2026e 2027e 2028e 2029e Terminal Year COGS % of revenue 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% [3] GP GP breakdown In USD 000’s 2022a 2023a 2024a 2025e 2026e 2027e 2028e 2029e Terminal Year Revenue 1,325 1,244 3,051 2,998 4,363 6,394 9,420 13,902 14,180 COGS - - - - - - - - - GP 1,325 1,244 3,051 2,998 4,363 6,394 9,420 13,902 14,180 as a % of revenue 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% 100.0% [4] Operating expenses Operating expenses breakdown In USD 000’s 2022a 2023a 2024a 2025e 2026e 2027e 2028e 2029e Terminal Year Selling and marketing expenses 1,765 2,023 1,488 2,143 2,357 2,593 2,853 3,138 Compensation and related benefits 2,692 1,692 919 1,719 1,891 2,080 2,288 2,517 Rent and related utilities 222 - - 70 100 130 160 190 Professional fees 1,186 876 100 500 500 500 500 500 Other general and administrative 556 158 3,206 1,086 1,086 1,086 1,086 1,086 Total operating expenses 6,421 4,749 5,713 5,519 5,935 6,390 6,887 7,431 7,580 as a % of revenue 484.7% 381.7% 187.2% 184.1% 136.0% 99.9% 73.1% 53.5% 53.5% Compensation and related benefits 99 - - - - - - - [5] EBIT EBIT In USD 000’s 2022a 2023a 2024a 2025e 2026e 2027e 2028e 2029e Terminal Year GP 1,325 1,244 3,051 2,998 4,363 6,394 9,420 13,902 14,180 Operating expenses (6,421) (4,749) (5,713) (5,519) (5,935) (6,390) (6,887) (7,431) (7,580) EBIT (5,096) (3,505) (2,662) (2,521) (1,572) 4 2,532 6,471 6,600 EBIT margin (384.7)% (281.7)% (87.2)% (84.1)% (36.0)% 0.1% 26.9% 46.5% 46.5% [6] Income tax Income tax % 2022a 2023a 2024a 2025e 2026e 2027e 2028e 2029e Terminal Year EBIT (5,096) (3,505) (2,662) (2,521) (1,572) 4 2,532 6,471 6,600 Income tax 25.0% (1,650) Effective income tax rate - - - - - - - - (25.0)%

KING KEE

[7] Working capital used in this analysis is on debt-free basis. Detailed as follows:

Working capital analysis									
In USD 000's		2022a	2023a	2024a	2025e	2026e	2027e	2028e	2029e
Days in a year	365								
Current assets									
Operating cash		3	2	995	1,808	1,944	2,093	2,256	2,435
turnover days on operating expenses		*120*	*120*	*120*	*120*	*120*	*120*	*120*	*120*
Commissions receivable		51	19	-	2,998	4,363	6,394	9,420	13,902
turnover days on revenue		*14*	*6*	-	*365*	*365*	*365*	*365*	*365*
Prepaid expenses and other current assets		169	108	7,502	7,996	8,009	8,022	8,037	8,054
turnover days on operating expenses		*10*	*8*	*479*	*529*	*493*	*458*	*426*	*396*
Note receivable		7,500	-	(8)					
Accounts receivable		-	-	1,461					
Operating current assets		**7,723**	**129**	**9,949**	**12,802**	**14,316**	**16,509**	**19,713**	**24,390**
Current liabilities									
Salary payable		425	726	911	141	155	171	188	207
turnover days on compensation and related benefits		*58*	*157*	*362*	*30*	*30*	*30*	*30*	*30*
VAT and other taxes payable		467	624	664	730	803	884	972	1,069
as % of revenue		*35.2%*	*50.1%*	*21.8%*	*24.4%*	*18.4%*	*13.8%*	*10.3%*	*7.7%*
Accrued liabilities and other payables		385	482	2,407	454	488	525	566	611
turnover days on operating expenses		*22*	*37*	*154*	*30*	*30*	*30*	*30*	*30*
Operating current liabilities		**1,277**	**1,832**	**3,982**	**1,325**	**1,447**	**1,580**	**1,726**	**1,887**

Working capital								
In USD 000's	**2022a**	**2023a**	**2024a**	**2025e**	**2026e**	**2027e**	**2028e**	**2029e**
Working capital	**6,446**	**(1,703)**	**5,968**	**11,477**	**12,869**	**14,929**	**17,987**	**22,503**
as a % of revenue	*486.6%*	*(136.9)%*	*195.6%*	*382.8%*	*295.0%*	*233.5%*	*191.0%*	*161.9%*
Changes in working capital	**(6,446)**	**8,149**	**(7,671)**	**(5,509)**	**(1,393)**	**(2,060)**	**(3,057)**	**(4,517)**

[8] Capex

Capital expenditures								
In USD 000's	**2022a**	**2023a**	**2024a**	**2025e**	**2026e**	**2027e**	**2028e**	**2029e**
Total capital expenditures				**30**	**44**	**64**	**94**	**139**
as a % of revenue				*1.0%*	*1.0%*	*1.0%*	*1.0%*	*1.0%*

21 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET

22 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET [9] Depreciation and Amortization Depreciation and amortization In USD 000’s 2022a 2023a 2024a 2025e 2026e 2027e 2028e 2029e Maintenance capex D&A 3 4 6 9 14 Total deprecation and amortization 3 4 6 9 14 as a % of revenue 0.1% 0.1% 0.1% 0.1% 0.1% as a % of Capex 10.0% 10.0% 10.0% 10.0% 10.0% [10] The terminal value was calculated using the Gordon Growth Model, which is calculated as: Terminal value assumption FCF FCF = Normalized After-Tax Free Cash Flow In USD 000’s Terminal year (k-g) k = Discount Rate (WACC) Normalized after-tax cash flow 4,950 g = Long-term Growth rate Discount rate 21.5% Long-term growth rate 2.0% Terminal value 25,386 [11] Non-operating assets and liabilities Non-operating assets and liabilities In USD 000’s As at 31 October 2024 Due from related parties 5,235 Interest receivable 262 Total non-operation assets 5,497 Due to related parties (1,257) Total non-operation liabilities (1,257) Total non-operation assets and liabilities 4,241 [12] Debt Debt In USD 000’s As at 31 October 2024 Short-term borrowings n/a Total debt n/a [13] Excess cash as at the Valuation Date. Excess cash In USD 000’s As at 31 October 2024 Cash balance 995 Operating cash (995) Excess cash -

23 Valuation Report – Class B share in TIAN RUIXIANG Holdings Ltd. SECRET Exhibit G – Source of information Our valuation is based on data and information furnished by Management, which includes, but not limited to, the following; • Background information and future business plan of the Company • Management accounts of the Company for the fiscal year 2022, 2023 and 2024 (i.e. 1 November 2021 to 31 October 2022, 1 November 2022 to 31 October 2023 and 1 November 2023 to 31 October 2024) • Company’s Business Projection as at 31 October 2024 • Other operational and market information in relation to the Company We have also discussed and examined other operational and business information through interviews with relevant senior management. We have relied to a considerable extent on such information in arriving at our opinion of value. We assumed that the data we obtained in the course of the valuation, along with the opinions and representations provided to us by the Company, are true and accurate. We also conducted research using various sources including government statistics and other publications to verify the reasonableness and fairness of information provided and we believe that the information is reasonable and reliable.

PROFESSIONAL DEDICATION CREAT VALUE KKG ENTRUSTED FAITHFUL